Exhibit 99 (a)

For release: Wednesday, Nov. 9, 2005 8:30 a.m. ET	Media contact: Claudia Baucus
(248) 813-2942

Investor contact: Brian Eichenlaub
(248) 813-2495
DELPHI REPORTS THIRD QUARTER FINANCIAL RESULTS
     TROY, Mich. — Delphi Corp. today reported third quarter financial results for the period ended Sept. 30, 2005.
•	Revenue of $6.28 billion, down from $6.64 billion in Q3 2004.

•	Non-GM revenue for the quarter was $3.33 billion, up 6 percent from $3.15 billion in Q3 2004 (up 5 percent, excluding the effects of foreign exchange rates), representing 53 percent of Q3 revenues. Non-GM growth was more than offset by a 16 percent year-over-year decline in GM revenues.

•	GAAP net loss of $788 million or a loss of $1.40 per share, compared to Q3 2004 net loss of $119 million or a loss of $0.21 per share. Included in the Q3 2005 net loss was $136 million of accrued contract costs of idled employees who were previously expected to either return to active service or depart through retirement or flowback to GM. In addition, the results include $85 million of costs related to idled employees incurred in the third quarter.

•	GAAP cash used in operations was $833 million, compared to GAAP cash provided by operations of $238 million in Q3 2004. Cash used in operations was negatively impacted by shorter supplier payment terms, principally in the U.S.
     “The sizeable loss in this quarter only underscores the urgent need to address our U.S. labor cost issues,” said Robert S. “Steve” Miller, Delphi’s chairman and CEO. “Delphi can not continue indefinitely to operate our facilities in the U.S., which lose a substantial amount of money, without being able to adjust our cost structure. The continued pressures Delphi faces from low GMNA production volumes, commodity price increases, pension and post retirement health care cost increases, along with the cost of paying for idled workers, will only intensify our U.S. losses until we come up with a competitive, sustainable plan of reorganization for our U.S. operations through the Chapter 11 process.”
     Additional information concerning Delphi’s Q3 2005 results is available in Delphi’s third quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today. More information on Delphi’s U.S. Chapter 11 business reorganization filing is available at www.delphidocket.com.

FORWARD-LOOKING STATEMENT
This press release as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession (DIP) facility; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company’s SEC reports, including, but not limited to the annual report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report on Form 10-Q and current reports on Form 8-K. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.
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